March 28, 2006






Securities and Exchange Commission
450 Fifth Street, N.W.
WAshington, D.C. 20549



Ladies and Gentlemen:



We have read the First four Paragraphs (A through D) of Item 4.01 included in the Form 8-K of Strikeforce Technologies, Inc. dated March 28, 2006 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,



/s/ Rosen Seymour Shapss Martin & Company LLP
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CERTIFIED PUBLIC ACCOUNTANTS





New York, New York



cc: Mark Corrao, Chief Financial Officer
    Strikeforce Technologies Inc.